UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                     )

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Navarre Corporation

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NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
September 15, 2005

      Please take notice that the Annual Meeting of the Shareholders of Navarre Corporation will be held at the time and place and for the purposes indicated below.

TIME	3:00 p.m., local time, on Thursday, September 15, 2005

PLACE	The Marquette Hotel, Red River Room 710 Marquette Avenue Minneapolis, Minnesota 55402

ITEMS OF BUSINESS	1. To elect two directors, assigned to the third class of directors, for a term of three years or until their successors are elected and qualified, and one director, assigned to the first class of directors, for a term of one year or until a successor is elected and qualified;

2. To approve an amendment to the Company’s Articles of Incorporation to permit the Board of Directors to determine the size of the Board within a range of seven to 11 directors as set forth in the proposed Amended and Restated Articles of Incorporation;

3. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2006 fiscal year;

4. To approve an amendment to the 2004 Stock Plan to (i) increase the number of shares available for issuance; (ii) modify the definition of fair market value, (iii) modify the terms and provisions regarding grants of stock options to directors who are not employees, and (iv) add a provision regarding stock grants to such directors prior to mandatory retirement; and

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

All of the above matters are more fully described in the accompanying Proxy Statement.

RECORD DATE	You can vote if you were a shareholder of record at the close of business on Wednesday, July 20, 2005.

ANNUAL REPORT	Our 2005 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.

VOTING	Your Vote is Important. We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

Thank you for your continued support of Navarre Corporation.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel
July 29, 2005

NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428
(763) 535-8333

PROXY STATEMENT
Annual Meeting of Shareholders
September 15, 2005

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING
      We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, New Hope, Minnesota 55428, and our telephone number is (763) 535-8333. Our website address is www.navarre.com. References to our website are not intended to and do not incorporate information found on the website into this Proxy Statement.
Proxy Statement and Solicitation of Votes
      This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders to be held on Thursday, September 15, 2005 at 3:00 p.m., local time, at the Marquette Hotel — 710 Marquette Avenue, Minneapolis, Minnesota, 55402, and at any adjournments or postponements thereof. It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about July 29, 2005.
      The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. We do not intend to solicit proxies other than by use of the mail, but certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.
Voting Shares
      Only shareholders of record as of the close of business on July 20, 2005 will be entitled to vote at the Annual Meeting. On that date, we had outstanding [                    ] shares of common stock, no par value, each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.
How to Vote
      You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership recorded through a brokerage or bank account, i.e. shares held in “street name.”
      If your ownership is recorded directly, you will receive a proxy card from the Company. If your share ownership is beneficial, your broker and/or bank will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or bank how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal on which your broker does not have discretionary authority to vote. If your broker lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a broker “non-vote” on that item. Broker non-votes effectively reduce the number of shares needed to approve a proposal. On routine matters, NYSE member brokers may, at their discretion, vote shares they hold in street name on your behalf even if you have not provided voting instructions. Routine matters include the election of directors and may include the other items to be voted on at the Annual Meeting. NASD member brokers do not have discretionary authority to vote unless they are acting as a registered investment adviser pursuant to an investment contract or unless they are also NYSE member brokers.
      You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown or by mail. In order to be counted, votes submitted via the Internet or by telephone must be received by the date and time indicated.
      Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later–dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held through a bank or broker and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your bank or broker. Please contact your bank or broker directly for further information.
      The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted FOR the election of the nominees for the Board of Directors named in this Proxy Statement; FOR the approval of the Amended and Restated Articles of Incorporation; FOR the approval of the amendments to the 2004 Stock Plan; and FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.
How Votes Are Counted
      Each share of our Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted for determining if a quorum is present. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.
      With respect to the election of directors, shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted for all nominees. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A broker non-vote will also have no effect on the outcome because only a plurality of votes actually cast is required to elect a director.
      With respect to all other matters, shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “abstain” will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares “not entitled to vote” on the particular matter.
Votes Required
      The vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. This means that, if shareholders will be electing two directors, then the two nominees receiving the most votes will be elected. For all other matters, the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote is required to pass.
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
PROPOSAL NO. 1 — Election of Directors
      Our Board of Directors is divided into three staggered classes for purposes of election of directors. One class is normally elected at each annual meeting of shareholders to serve for a three-year term. Under our current Articles of Incorporation, the Board consists of between three and nine directors. There are currently nine directors. Proposal No. 2, below, asks the shareholders to approve an amendment in the Articles of Incorporation to allow the Board to consist of between seven and 11 directors.
      At the Annual Meeting, the terms of two directors assigned to the third class are expiring. They are Eric H. Paulson and James G. Sippl. The Board has nominated these two individuals to be re-elected as class three directors at the Annual Meeting. If so elected, these directors will hold office for a three-year term expiring at the annual meeting of shareholders held in 2008, subject to prior retirement, resignation, death or removal from office.
      Mr. James G. Gilbertson resigned as an executive officer of the Company and as a director assigned to the first class effective July 11, 2005, and the Board appointed [          ] to fill the vacancy on July [  ], 2005. The Board has nominated [          ] for election by the shareholders at the Annual Meeting to fill this office for a one-year term expiring at the annual meeting of shareholders held in 2006, subject to prior retirement, resignation, death or removal from office.
      All other directors will continue in office following this Annual Meeting. Messrs. Snow and Wiltz are assigned to the first class with their terms expiring at the annual meeting of shareholders held in 2006, and Messrs. Benson, Cheney, Gentz and Weyl are assigned to the second class with their terms expiring at the annual meeting of shareholders held in 2007.
      The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors. Detailed information on the nominees and directors is provided beginning on page 6.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR
PROPOSAL NO. 2 — Approval of the Company’s Amended and Restated Articles of Incorporation to Permit the Board of Directors to Determine the Size of the Board within a Range of Seven to 11 Directors
      If adopted by the shareholders, the proposed Amended and Restated Articles of Incorporation contains changes in Article VII which would allow the Board to establish the size of the Board of Directors within a range of seven to 11 directors. It would also allow only the majority of the directors then in office to fill a vacancy occurring in the Board for any reason, including due to an increase in the size of the Board, but any such directors so appointed would hold office only until the first annual meeting of shareholders held after such appointment. The Amended and Restated Articles of Incorporation, marked to indicate the changes to the Company’s current Articles of Incorporation, are attached to this Proxy Statement as Exhibit A. We encourage shareholders to read Exhibit A prior to voting on this proposal.
      The Board believes that it is in the Company’s best interest to give the Board of Directors authority to increase the size of the Board up to a maximum of 11 directors. As described under “Board of Directors and Corporate Governance” beginning on page 8, the NASDAQ National Market and the Securities and Exchange Commission have imposed numerous requirements with respect to the composition of the Board, the composition of various required committees and director independence. Management directors and related parties with valuable expertise in the Company’s business generally do not qualify for such requirements. An increase will allow the Board to seek out additional knowledgeable outside directors to ensure adequate Board independence and staffing of Board committees and allow for thorough discussion and consideration of matters coming before the Board.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
PROPOSAL NO. 3 — Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm
      The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm and audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2006. Although shareholder ratification of this selection is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although it will not be required to select a different independent registered public accounting firm for the Company for the current fiscal year.
      The accounting firm of Ernst & Young LLP served as our independent registered public accounting firm through the fiscal year ending March 31, 2004. Effective July 19, 2004, the Audit Committee dismissed Ernst & Young LLP and appointed Grant Thornton LLP to serve as the Company’s new independent registered public accounting firm beginning with the fiscal year ending March 21, 2005. Ernst & Young LLP continued as the Company’s independent registered public accounting firm through the completion of its audit of the Company’s consolidated financial statements as of and for the year ended March 31, 2004.
      The reports of Ernst & Young LLP on the Company’s consolidated financial statements for the fiscal years ended March 31, 2004, and 2003, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle. Also in connection with its audits of the Company’s consolidated financial statements for the fiscal years ended March 31, 2004, and 2003, and through the date of Ernst & Young LLP’s dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its reports on the Company’s consolidated financial statements as of and for the fiscal years ended March 31, 2004 and 2003. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission occurred during the fiscal years ended March 31, 2004 and 2003, and through the date of Ernst & Young LLP’s dismissal. During the fiscal years ended March 31, 2004 and 2003, and through the date of Grant Thornton LLP’s appointment, the Company did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
      Additional information can be found in the Report of the Audit Committee on page 11 and in Audit and Non-Audit Fees on page 13. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she has the desire to do so, and will be available to respond to appropriate questions from shareholders. Representatives of Ernst & Young LLP will not be present at the Annual Meeting.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP

PROPOSAL NO. 4 — Approval of Certain Amendments to the Company’s 2004 Stock Plan
      On July 15, 2005, the Board of Directors approved amending the 2004 Stock Plan, subject to shareholder approval, to increase the number of shares of our Common Stock available for issuance under the Plan by 1,500,000 shares. As originally approved by the shareholders on September 13, 2004, the Plan authorizes the Compensation Committee of the Board of Directors to grant stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units and other incentive awards payable in cash or in shares up to a maximum of 1,000,000 shares of our Common Stock. The Plan was designed to allow the Company flexibility in granting incentive awards in order to attract, retain and motivate the talent necessary for the Company’s success. As of July 1, 2005, 449,000 shares remained available for issuance under the Plan. The Company’s recent acquisition of its Funimation subsidiary has placed a higher than expected demand on the number of shares needed, and the Board believes the shares remaining available under the Plan are insufficient to accomplish the intended purpose.
      In addition, the Compensation Committee has approved the proposed amendments to Sections 2 and 17 of the Company’s 2004 Stock Plan as set forth in Exhibit B attached to the Proxy Statement, which is marked to indicate the changes to the current Plan. The proposed amendment to Section 2 changes the definition of “fair market value” from the closing price of the Company’s stock as reported on the NASDAQ National Market on the date preceding the grant date of an award to the opening price on the grant date to eliminate the potential effect of after hours trading. The proposed amendment to Section 17 affects the “formula” grants made to directors who are not employees of the Company.
      Currently, each director who is not an employee of the Company (Messrs. Benson, Cheney, Gentz, [          ], Sippl, Snow, Weyl and Wiltz), receives an annual grant of non-qualified stock options covering 6,000 shares granted at fair market value. The options vest in increments of 20% beginning one year after the grant date and expire on the earlier of (i) six years from the grant date and (ii) one year after the director ceases to serve. Initial stock option grants are not specified in the Plan and the Company’s practice has been variable, from 5,000 to 50,000 shares. The amendment establishes an initial grant of 20,000 shares as recommended in a director compensation study provided by Towers Perrin, consultants to the Compensation Committee, and changes the terms to vesting in 33 1/3% increments and expiration after ten years. These terms mirror those currently being used by the Compensation Committee for stock option grants to employees.
      The final changes to Section 17 apply only to directors who retire from the Board of Directors after reaching the mandatory retirement age of 70, and are designed to allow such directors to fairly benefit from the equity portion of the Company’s director compensation program. Currently, only Mr. Wiltz has reached mandatory retirement age and will not be eligible for re-election when his term expires at the annual meeting of shareholders to be held in 2006. In lieu of annual stock option grants during the last two years of such director’s last term, restricted stock awards of 3,000 shares each will be made. If the shareholders approve this amendment, Mr. Wiltz will have the option of replacing his April 1, 2005 stock option grant covering 6,000 shares with a restricted stock award of 3,000 shares and will be eligible for another restricted stock award on April 1, 2006. Also stock option awards for such directors will provide for acceleration of vesting upon the retirement of such director. If the shareholders approve this amendment, stock option awards previously granted to Mr. Wiltz will be amended to provide for such accelerated vesting.
      Except for the foregoing amendments, if approved, the 2004 Stock Plan will remain unchanged. Further information is provided under “Stock Option Plans” beginning on page 19 and a summary of the provisions of the 2004 Stock Plan is provided beginning on page 27.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE PROPOSED AMENDMENTS TO THE 2004 STOCK PLAN

INFORMATION CONCERNING DIRECTORS AND NOMINEES
      The names, principal occupations for at least the past five years and selected other information for the nominees and other directors filling unexpired terms are set forth below.
NOMINEES FOR DIRECTOR — Terms to Expire at the Annual Meeting in 2008 (Third Class)

Name	Age	Principal Occupation and Other Information

Eric H. Paulson	60	Mr. Paulson is our founder and has been our President and Chief Executive Officer since our inception in 1983. Prior to 1983, Mr. Paulson served as Senior Vice President and General Manager of Pickwick Distribution Companies, a distributor of records and tapes. Mr. Paulson has been a director since 1983 except for the period January 1990 through October 1991 when Navarre was owned by Live Entertainment, Inc.
James G. Sippl(1)(2)	58	Mr. Sippl has served as a director since July 1993. Since September 2003, Mr. Sippl has been President of Baby Boo, an infant apparel company focusing on selling infant apparel and accessories within the apparel and gift market. From January 2001 to August 2003, Mr. Sippl was President of Sippl & Associates, a financial consulting firm focusing on emerging businesses. Mr. Sippl was General Manager and Chief Financial Officer of Wealth Enhancement Group from December 1999 to December 2000. He was Chief Operating Officer of Stellent, a software company, from January 1997 to May 1998. Mr. Sippl served as Vice President of Business Development with Merrill Corporation, a financial printer, from November 1990 to January 1997. Prior to joining Merrill Corporation, Mr. Sippl was President of Chicago Cutlery, a manufacturer of fine cutlery, from 1985 to 1989. Prior to that, he was a partner in a predecessor firm to PricewaterhouseCoopers LLP.

(1)	Chair of the Audit Committee and Designated Financial Expert.

(2)	Member of the Governance and Nominating Committee.
NOMINEE FOR DIRECTOR — Term to Expire at the Annual Meeting in 2006 (First Class)

Name	Age	Principal Occupation and Other Information

[ ]	[ ]	[ ]

CONTINUING DIRECTORS — Terms to Expire at the Annual Meeting in 2006 (First Class)

Name	Age	Principal Occupation and Other Information

Michael L. Snow(1)	54	Mr. Snow has served as a director since April 1995. Mr. Snow is of counsel with the Minnesota law firm of Maslon Edelman Borman & Brand, a Limited Liability Partnership, which he joined in 1976. He has served as a director, officer or founder in numerous public and private corporations including Osmonics, Inc. and ValueVision International, Inc. (now ValueVision Media, Inc.). He currently serves as a director of Miller Milling Company, the largest durum miller in the United States. Mr. Snow is also a trustee of The Minneapolis Institute of Arts.
Dickinson G. Wiltz(1)(2)	76	Mr. Wiltz has served as a director of the Company since October 1983. Mr. Wiltz has been a self-employed business management consultant since 1974. Prior to 1974, he served as Corporate Vice President of Dayton Hudson Corp. (now Target Corporation) and Vice President of Campbell Mithun, an advertising agency. As a board member/trustee, Mr. Wiltz served on several not-for- profit organizations including Twin City Public Television, Inc. and Children’s Theatre Company.

(1)	Member of the Governance and Nominating Committee.

(2)	Member of the Compensation Committee.
CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2007 (Second Class)

Name	Age	Principal Occupation and Other Information

Keith A. Benson(1)(2)(3)	61	Mr. Benson has been employed in the retailing industry for a number of years, including over 20 years at The Musicland Group, Inc. During his tenure at Musicland he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and Chief Financial Officer. Prior to Musicland, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation. Mr. Benson has served as an Advisory Member of the Board of Directors for Conlin Furniture Company (a privately-held company) since 2002. Mr. Benson became a Director for Navarre Corporation in September 2003. Mr. Benson has also served in a volunteer capacity as a member of the Professional Accounting Committee at the University of Iowa.

Name	Age	Principal Occupation and Other Information

Charles E. Cheney	62	Mr. Cheney has served as a director since October 1991 and as Vice-Chairman of the Board since November 1999. Since May 2004, Mr. Cheney has been engaged in the practice of law as a sole practitioner. Previously, he served as our Executive Vice President and Chief Financial Officer from 1985 until December 2000 and our Chief Strategic Officer from January 2001 until July 2002. Beginning in July 2002, Mr. Cheney was on a leave of absence while finishing law school. Prior to joining Navarre, Mr. Cheney was employed by Control Data Corporation in various financial capacities for 12 years, most recently as Controller of Control Data Commerce International. He is a certified public accountant.
Timothy R. Gentz(2)(3)	55	Mr. Gentz has served as a director of the Company since May 2004. Mr. Gentz is a self-employed consultant to multiple medical products and services companies since January 2005 and also was engaged in such activity from January to December 2003. From January to December 2004, he served as the Chief Operating Officer of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002 he was the Chief Operating Officer and Chief Financial Officer for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical, Inc. From August 1995 to October 2000, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies.
Tom F. Weyl(1)(3)	62	Mr. Weyl has served as a director of the Company since July 2001. Mr. Weyl is retired from Martin/Williams Advertising, a national ad agency. Prior to his retirement, Mr. Weyl served as President and Chief Creative Officer from 1973 to October 2000. He currently is serving as a director/organizer of the Royal Palm Bank of Naples, Florida. Mr. Weyl also served as a director of Musicland Stores Corporation from 1992 until its acquisition by Best Buy Co., Inc. in February 2001.

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Governance and Nominating Committee.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Compensation
      Members of our Board of Directors who are not employees of the Company each receive a $24,000 per year cash retainer, paid $2,000 monthly, plus $600 for each board meeting attended and $500 for each committee meeting attended, raised to $1,000 for each board or committee meeting attended beginning in fiscal year 2006. The chairperson of the Audit Committee receives an additional annual fee of $3,000, raised to $5,000 beginning in fiscal year 2006, and the chairpersons of the Compensation Committee and the Governance and Nominating Committee each receive an additional annual fee of $2,000, raised to $3,000 beginning in fiscal year 2006.

      Under the terms of the 2004 Stock Plan, as previously approved by our shareholders, each director who is not an employee is issued on April 1 of each year, a non-qualified stock option to purchase 6,000 shares of our Common Stock at the fair market value on the day of the grant. Such options vest 20% per year beginning one year from the grant date and expire six years from the grant date. On April 1, 2005, Messrs. Benson, Cheney, Gentz, Sippl, Snow, Weyl and Wiltz each received an option to purchase 6,000 shares at a price of $7.92 per share. The shareholders are being asked to amend the formula grant provisions for directors contained in the 2004 Stock Plan as described in Proposal No. 4 above and in Exhibit B. Upon his appointment as a director on July [  ], 2005, [          ] received an initial stock option grant covering [          ] shares of our Common Stock at an exercise price of $[          ] per share, vesting 20% per year beginning one year from the grant date, and expiring six years form the grant date.
Independent Directors
      Our Board of Directors has determined that each of Messrs. Benson, Gentz, Sippl, [          ], Weyl and Wiltz are “independent,” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ National Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules.
Board Committees
      The Board of Directors has established Audit, Compensation, and Governance and Nominating Committees. Additional information about the committees can be found in the “Report of the Audit Committee” on page 11 and the “Report of the Compensation Committee” on page 21. Charters for the Audit, Compensation, and Governance and Nominating Committees can be found on the Company’s website www.navarre.com.
     Audit Committee
      The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The current members of the Audit Committee are James G. Sippl (the Chair), Keith A. Benson, and Timothy R. Gentz. Our Board of Directors has determined that all members of the Audit Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules and Rule 10A-3 of the Securities and Exchange Commission. The Board has determined that James G. Sippl is qualified as an “audit committee financial expert,” as that term is defined in Item 401(h)(2)(i) of Regulation S-K of the Securities and Exchange Commission.

Compensation Committee
      The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers, senior management, and employees in general and director compensation. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The current members of the Compensation Committee are Tom F. Weyl (the Chair), Keith A. Benson, and Dickinson G. Wiltz. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in Rule 16b-3 of the Securities and Exchange Commission.

Governance and Nominating Committee
      The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the Directors to be nominated for election at the annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service to us, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. The current members of the Governance and Nominating Committee are Michael L. Snow (the Chair), Keith A. Benson, Timothy R. Gentz, James G. Sippl, Tom F. Weyl, and Dickinson G. Wiltz. All members of the Committee were determined to be independent directors except for Mr. Snow. While Mr. Snow is not an independent director, based upon his significant legal and business experience both within and outside of the Company, and his significant leadership ability, the Board determined he is an important member to have on the Governance and Nominating Committee.
Meeting Attendance
      During the 2005 fiscal year, our Board of Directors held four regular meetings and eight telephonic meetings. The Audit Committee held five regular meetings. The Compensation Committee held four regular meetings and two telephonic meetings. The Governance and Nominating Committee held two regular meetings. Each director attended 100% percent of the meetings of the Board and of the Committees on which the director served. Board members also met informally during the year to discuss various aspects of our business affairs.
Independent Directors Meetings
      Our Board of Directors formally adopted a policy of establishing an independent directors meeting, with only independent directors being present, for not less than two regular meetings each fiscal year.
Code of Business Conduct and Ethics
      On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our directors, officers and employees. A copy of the Code is available on our website at www.navarre.com. The Audit Committee is responsible for overseeing compliance with the Code and reviewing and updating the Code. The Audit Committee reviewed the Code in fiscal year 2005 and determined that no revisions were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code for directors and executive officers must be approved by our Board of Directors. No waivers were granted and no amendments to the Code were made during fiscal year 2005.
Qualifications of Candidates for Election to the Board
      Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies such as the Company, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and attain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly-qualified and productive public company directors.
      The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but intend to consider the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee, retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.
Process for Identifying and Evaluating Candidates for Election to the Board
      The Governance and Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.
Shareholder Recommendations of Candidates for Election to the Board
      Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the candidate’s name, biographical data and qualifications, including five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Written notice must be given at least 120 days before the date of the next annual meeting of shareholders. If a shareholder nominee is eligible, and if the nomination is proper, the Governance and Nominating Committee will consider the candidate and make its recommendation to the Board of Directors. The fact that a candidate was recommended by a shareholder will not adversely affect the Governance and Nominating Committee’s consideration of the candidate and the manner in which it evaluates candidates will not change.
Shareholder Communications with the Board
      Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board, as appropriate.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For fiscal year 2005 our members were Messrs. Sippl (Chair), Benson and Gentz. Each member is financially literate and is an “independent director” as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the revised Audit Committee Charter was attached to the Proxy

Statement for the Annual Meeting of Shareholders held on September 13, 2004 and can be found on the Company’s website at www.navarre.com. No changes to the charter were made in fiscal year 2005.
      We held five regular meetings and several telephonic meetings during fiscal year 2005. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for fiscal year 2005, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.
      We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.
      Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed this information with Grant Thornton LLP.
      In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for fiscal year 2006.
SUBMITTED BY THE AUDIT COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

James G. Sippl, Chair	Keith A. Benson	Timothy R. Gentz

AUDIT AND NON-AUDIT FEES
      The following table summarizes the fees we were billed for audit and non-audit services rendered for fiscal years 2005 and 2004 by Ernst & Young LLP, our principal accountant during fiscal year 2004, and by Grant Thornton LLP, our principal accountant during fiscal year 2005.

	Fiscal 2005	Fiscal 2004

Audit Fees(1)	$381,045	$205,996
Audit-Related Fees(2)	59,775	5,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees Billed	$440,820	$210,996

(1)	“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2005 and 2004, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)	“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2005 and 2004 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes the finalization of the Encore purchase price allocation, consultations with regard to the Michael Bell Encore stock purchase, consultation with regard to the application of FAS 123R to stock grants, and consultation and services in connection with the Funimation acquisition.

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
NON-AUDIT SERVICES OF INDEPENDENT AUDITORS
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2005, all services were pre-approved by the Audit Committee in accordance with this policy. The Audit Committee also determined that all services performed by Grant Thornton LLP over and above the external audit were compatible with Grant Thornton LLP’s ability to maintain its independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 1, 2005 (except as otherwise noted), by (i) each of our directors and nominees for director, (ii) each of the executive officers named in the Summary Compensation Table below, (iii) all of our executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than

5% of the outstanding shares of our Common Stock. The definition of “beneficial ownership” for proxy statement purposes includes shares over which a person has sole or shared voting power, and shares over which a person has sole or shared dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days and such shares are deemed to be outstanding for purposes of calculating the ownership percentage of such person but are not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Unless otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
      The address of each Director and Executive is 7400 49th Avenue North, New Hope, Minnesota 55428. Percentage computations are based on 29,791,966 shares of our Common Stock outstanding as of July 1, 2005.

	Beneficial Ownership

Directors and Executive Officers	Shares		Percent

Eric H. Paulson	1,832,186	(1)(2)	6.12%
Keith A. Benson	12,400		*
Charles E. Cheney	656,374	(1)	2.20%
Timothy R. Gentz	11,200	(1)	*
James G. Gilbertson(3)	50,000	(1)	*
[ ]	—		—
James G. Sippl	62,700	(1)	*
Michel L. Snow	57,600	(1)	*
Tom F. Weyl	47,200	(1)	*
Dickinson G. Wiltz	151,600	(1)	*
Brian M. T. Burke	99,480	(1)(4)	*
Cary L. Deacon	105,000	(1)	*
John Turner	24,785	(1)(5)	*
All current Directors and Executive Officers (16 persons)	4,070,368	(1)(6)	13.40%

5% Shareholders

Westcap Investors, LLC	2,701,738	(7)	9.06%
1111 Santa Monica Boulevard, Ste. 820
Los Angeles, CA 90025
Trafelet & Company, LLC	1,767,100	(8)	5.93%
Remy W. Trafelet
900 Third Avenue, 5th Floor
New York, NY 10022

*	less than 1%

(1)	Includes shares of common stock issuable upon exercise of outstanding options exercisable within sixty days of July 1, 2005 in the following amounts: Eric H. Paulson — 140,000 shares; Charles E. Cheney — 16,000 shares; Timothy R. Gentz — 11,200 shares; James G. Gilbertson — 45,000 shares; James G. Sippl — 37,100 shares; Michael L. Snow — 47,600 shares; Tom F. Weyl — 27,200 shares; Dickinson G. Wiltz — 26,000 shares; Brian M.T. Burke — 88,200 shares; Cary L. Deacon — 105,000 shares; John Turner — 24,600 shares and all directors and executive officers as a group –582,900 shares.

(2)	Includes 12,504 shares owned by Mr. Paulson’s spouse of which Mr. Paulson may be deemed to have shared voting and dispositive power.

(3)	Mr. Gilbertson resigned from his position as an executive officer and director of the Company as of July 11, 2005.

(4)	Includes 15 shares and 1,400 shares covered by options exercisable within sixty days of July 1, 2005, owned by Mr. Burke’s spouse of which Mr. Burke may be deemed to have shared voting and dispositive power.

(5)	Includes 170 shares owned by Mr. Turner’s spouse of which Mr. Turner may be deemed to have shared voting and dispositive power.

(6)	Includes 32,737 shares owned indirectly by all directors and executive officers as a group of which the director or executive officer may be deemed to have shared voting and dispositive power.

(7)	Based on information provided in a Schedule 13G (Amendment No. 1), dated February 7, 2005, filed with the Securities and Exchange Commission by Westcap Investors, LLC, an investment adviser, reporting that as of January 31, 2005 it had sole voting power of 2,271,026 shares and sole dispositive power of 2,701,738 shares. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares of the Company.

(8)	Based on information provided in a Schedule 13G (Amendment No. 2), dated January 20, 2005, filed with the Securities and Exchange Commission by Trafelet & Company LLC and Remy W. Trafelet, its Managing Member, reporting that as of January 20, 2005 each shared voting power of 1,767,100 shares and shared dispositive power of 1,767,100 shares. The reporting persons disclaim beneficial ownership in such shares except to the extent of their pecuniary interest therein. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares of the Company.
EXECUTIVE OFFICERS OF THE COMPANY
      The Company’s executive officers and other key employees are as follows:

Name	Age	Position with the Company

Eric H. Paulson	60	Chairman of the Board, President and Chief Executive Officer
Brian M.T. Burke	35	Chief Operating Officer, Distribution
Cary L. Deacon	53	Chief Operating Officer, Publishing
John Turner	51	Senior Vice President of Global Logistics
Michael A. Bell	40	Chief Executive Officer of Encore
Gen Fukunaga	44	Chief Executive Officer and President of Funimation
Edward D. Goetz	61	President of BCI Eclipse
Ryan F. Urness	33	General Counsel and Secretary
Diane D. Lapp	40	Interim Chief Financial Officer, Vice President and Controller
      The following is a brief summary of the business experience of each of the key members of management of the Company. Information with respect to Mr. Paulson is provided on page 6.
      Brian M. T. Burke has been Chief Operating Officer, Distribution since February 2004. He previously served as Senior Vice President and General Manager, Navarre Distribution Services since April 2001, as Vice President and General Manager, Computer Products Division since July 2000 and Vice President, Computer Products Division since October 1999. Prior to that, Mr. Burke held a series of positions of increasing responsibility in Navarre Computer Products Division since joining the Company in July 1995. Prior to joining the Company, Mr. Burke held various marketing, sales and account manager positions with Imtron and Blue Cross/Blue Shield of Minnesota.

      Cary L. Deacon has been the Chief Operating Officer, Publishing since September, 2003, and until that time was the Corporate Relations Officer since joining the Company in September, 2002. Previously, from September 2001 to August 2002, Mr. Deacon served as President and Chief Executive Officer of NetRadio Corporation, a media company. From July 2000 to August 2001, Mr. Deacon served as President, Chief Operating Officer and as a member of the Board of Directors of SkyMall, Inc., an integrated specialty retailer. From August 1998 to July 2000, Mr. Deacon served as President of ValueVision International, Inc., a home-shopping network company. From May 1997 to June 1998, Mr. Deacon served as a General Partner of Marketing Advocates Inc., a marketing consulting firm. Prior to that, he served as SVP, EVP and COO levels with the Hudson’s Bay Company, Montgomery Wards, Saffer Advertising and Macy’s. Mr. Deacon also serves as a director of Raindance Communication, Inc. (RNDC), which provides remote communications services for business meetings and events.
      John Turner has been Senior Vice President of Operations since December 2001. He previously served as Vice President of Operations since joining the Company in September 1995. Prior to joining Navarre, Mr. Turner was Senior Director of Distribution for Nordic Track in Chaska, MN from July 1993 to September 1995. Prior to that, he held various positions in logistics in the United States and in the United Kingdom.
      Michael A. Bell is the Chief Executive Officer of Encore Software, Inc. (“Encore”), and has served the Company in that role since August 2002 when Encore, a subsidiary of the Company, acquired the primary assets of Encore’s predecessor entity, in a transaction approved by the United States Bankruptcy Court. Mr. Bell co-founded Encore in October 1994 and served as its CEO from its founding. Prior to starting Encore, Mr. Bell served as Director of Sales for Paramount from 1992 to 1994. Prior to joining Paramount, Mr. Bell served as Sales Manager for NEC leading an entrepreneurial unit established to forge strategic relationships that helped create the then nascent CD-ROM industry.
      Gen Fukunaga is the Chief Executive Officer and President of Funimation Productions, Ltd., and has served the Company in that role since May 2005 when Funimation was acquired by the Company. Mr. Fukunaga co-founded Funimation in 1994 and served as its President from its founding. Prior to starting Funimation, Mr. Fukunaga served as Product Manager of Software Development Tools for Tandem Computers. Prior to joining Tandem, Mr. Fukunaga held a strategic consulting position with Andersen Consulting.
      Edward D. Goetz has been President of BCI Eclipse Company, LLC since the Company acquired the assets of BCI Eclipse, LLC in November of 2003. Mr. Goetz had also served as the President of BCI Eclipse, LLC since he joined that firm in June of 2000. Prior to joining BCI, he served as the President of Simitar Entertainment from 1984 to 2000. Prior to that, Mr. Goetz has held various positions including National Sales Manager and VP of Media Purchasing at K-Tel International from 1974 to 1984.
      Ryan F. Urness has been General Counsel and Secretary since July 2004. He previously served as Corporate Counsel to the Company since January 2003. Prior to joining the Company, a significant portion of Mr. Urness’ efforts were engaged in various matters for the Company as outside legal counsel. In this previous position as outside legal counsel to the Company, Mr. Urness served as a Managing Associate at the legal firm of Winthrop & Weinstine, P.A. where his practice was primarily focused on transactions and disputes involving intellectual property and technology.
      Diane D. Lapp was appointed interim Chief Financial Officer of the Company on July 12, 2005, and she has been Vice President and Controller since June 2005. Previously, she served as Director of Finance since joining the Company in October 2003. From 1999 to 2003, Ms. Lapp was Corporate Controller for Michael Foods. She also has 12 years of prior experience in public accounting, providing audit, tax and consulting services to a diversified list of clients.

EXECUTIVE COMPENSATION
      The following table sets forth the annual compensation and other components of compensation for the fiscal years ending March 31, 2005, 2004, and 2003 for Eric H. Paulson, our Chief Executive Officer and the four highest paid executive officers of the Company (the “Named Executive Officers”) during the fiscal year ended March 31, 2005.
Summary Compensation Table

		Annual Compensation				Long Term
						Compensation Awards
					Other
					Annual	Restricted	Securities	All Other
	Fiscal				Compen-	Stock	Underlying	Compen-
Name and Principal Position	Year	Salary		Bonus(1)	sation	Award(s)	Options	sation

Eric H. Paulson	2005	$419,231		$432,000	—	—	—	$2,850,420	(2)
Chairman of the Board,	2004	$386,932		$400,000	—	—	50,000	$1,741,743	(2)
Chief Executive Officer and President	2003	$350,000		$147,000	—	—	150,000	$299,610	(2)
James G. Gilbertson(3)	2005	$236,923		$192,500	—	—	25,000	$750	(4)
Vice President, Chief	2004	$204,615		$90,896	—	—	25,000	$750	(4)
Financial Officer, Director	2003	$185,616		$65,232	—	—	50,000	$750	(4)
Brian M. T. Burke	2005	$238,769		$169,400	—	—	25,000	$750	(4)
Chief Operating Officer,	2004	$210,846		$89,792	—	—	25,000	$750	(4)
Distribution	2003	$196,115		$75,000	—	—	60,000	$750	(4)
Cary L. Deacon	2005	$240,769		$175,000	—	—	25,000	$750	(4)
Chief Operating Officer,	2004	$153,462		$91,632	—	—	25,000	$750	(4)
Publishing	2003	$53,846	(5)	—	—	—	250,000	$300	(4)
John Turner	2005	$207,500		$154,000	—	—	25,000	$750	(4)
Senior Vice President	2004	$185,000		$77,376	—	—	25,000	$750	(4)
Global Logistics	2003	$170,000		$53,643	—	—	60,000	$750	(4)

(1)	Annual bonuses indicated were earned for the fiscal year shown although they were not paid until the first quarter of the succeeding fiscal year.

(2)	Includes forgiveness of principal and interest on a Company loan (described below) as follows: 2005: $232,269; 2004: $246,885; and 2003: $257,674. Includes life insurance premiums paid by the Company as follows: 2005: $67,401; 2004: $44,108; and 2003: $41,186. Includes amounts earned but deferred until after retirement under the deferred incentive portion of Mr. Paulson’s employment agreement (described below) as follows: 2005: $2,550,000; and 2004: $1,450,000. Also includes the Company’s matching contribution to the 401(k) Plan of $750 for each year.

(3)	Mr. Gilbertson resigned from his position as an executive officer and director of the Company as of July 11, 2005.

(4)	Consists of the Company’s matching contributions to the executive’s 401(k) Plan account.

(5)	Mr. Deacon joined the Company in September 2003.
Paulson Employment Agreement
      We entered into an employment agreement with Mr. Paulson effective November 1, 2001, which was amended effective December 4, 2003, providing for his employment as President and Chief Executive Officer. This agreement terminates on March 31, 2007. All capitalized terms in this section are as defined in the employment agreement.
      The employment agreement currently provides for a base salary of at least $350,000 per year, subject to annual adjustments by the Compensation Committee, and an annual bonus of up to one hundred percent (100%) of his base salary based upon the Company’s achievement of annual net profits and net sales goals and his achievement of individual objectives established by the Compensation Committee. Mr. Paulson is also entitled to reasonable business expenses, medical and disability insurance, a $2.0 million life insurance policy, vacation, automobile expense and is entitled to participate in our other benefit plans on the same basis as other officers.
      The employment agreement also provided for us, concurrent with the signing of the agreement, to make a loan of $1.0 million to Mr. Paulson, which has been and will be forgiven, together with accrued interest, in equal installments of $200,000 on each of March 31, 2003, 2004, 2005, 2006 and 2007, and will be deemed paid and satisfied upon termination of Mr. Paulson’s employment, except termination by us for Company Cause or by Mr. Paulson without Executive Cause. On March 31, 2005, the third $200,000 installment of the loan and accrued interest of $32,269 were forgiven, leaving $400,000 outstanding on the loan. The loan bears interest at the rate of 5.25% per year.
      The employment agreement also establishes an incentive-based deferred compensation plan under which Mr. Paulson is eligible, upon his entering into and complying with the terms of a non-compete agreement at the termination of his employment, to receive an award of up to $4,000,000 if our Common Stock closes over certain price targets, with the highest being $10.00 per share, for any 30 consecutive trading days during the employment period. The price targets were satisfied, and the Company recorded compensation expense for Mr. Paulson of $1,450,000 in fiscal year 2004 and $2,550,000 in fiscal year 2005. Such amounts will not be paid to Mr. Paulson until his termination of employment, contingent upon his entering into and complying with the terms of a non-compete agreement, and will be paid in three equal installments on the first, second and third anniversaries of the termination together with interest from the date of termination. Upon his termination of employment, the Company is required to place the amount of the deferred compensation into a “rabbi trust.”
      If the employment of Mr. Paulson is terminated by us without Company Cause or by Mr. Paulson for Executive Cause, Mr. Paulson is entitled to receive a lump sum payment equal to the sum of: (i) his base salary and target bonuses through the end of the agreement or three years, whichever is greater; (ii) accrued but unpaid annual bonus and benefits; and (iii) the deferred compensation referred to above. Mr. Paulson would also be entitled to continue to receive his other employee benefits and perquisites for a period of the greater of three years or the end of the agreement.
      In the event that Mr. Paulson’s employment is terminated after a Change in Control either by the Company without Company Cause or by Mr. Paulson for Executive Cause, then in addition to the payments otherwise due Mr. Paulson, we would be obligated pay him an amount equal to his Average Annual Compensation multiplied by 2.99, which at March 31, 2005, would have been equal to approximately $2,200,000.
      At the completion of Mr. Paulson’s employment on March 31, 2007, Mr. Paulson will be entitled to receive his Average Annual Compensation for a period of three years, plus any accrued but unpaid benefits. We will also be required to maintain Mr. Paulson’s other employee benefits, including, but not limited to pension plans, medical and disability, stock option plans and life insurance plans, for three years.
Change in Control Agreements
      The Company has entered into termination agreements with Brian Burke and John Turner that provide for certain benefits for them upon a “change in control” of the Company, as defined in such agreements. If each such executive’s employment with the Company is terminated, if there is an adverse change in the executive’s status or position as an executive, or if the Company substantially reduces the executive’s base salary in effect immediately prior to the agreement or otherwise changes eligibility requirements or performance criteria for any benefit other than salary which adversely affects the executive, such executive would be entitled to cash payments equal to the average of all taxable compensation and fringe benefits paid to or on behalf of the executive by the Company, based on the two most recent calendar years, to be paid over a twelve (12) month period.

Stock Option Plans
      Our 1992 Stock Option Plan (the “1992 Plan”) was approved by the Board of Directors on September 1, 1992. The 1992 Plan and all of its amendments have also been approved by the shareholders. A total of 5,224,000 shares of our Common Stock are reserved for issuance under the 1992 Plan. The purpose of the 1992 Plan is to advance interests in us and our shareholders by enabling us to attract and retain persons of ability to perform services for us, by providing an incentive to such persons through equity participation in us and by rewarding such persons who contribute to the achievement by us of our economic objectives. The 1992 Plan provides for both incentive stock options and non-statutory stock options. Incentive stock options are granted at an exercise price based upon fair market value and, provided certain restrictions are met, receive favorable tax treatment under the Internal Revenue Code. Non-statutory stock options are granted at an exercise price determined by the Board of Directors and do not qualify for favorable tax treatment.
      At July 1, 2005, the Company had issued 2,732,746 shares under the 1992 Plan, 2,403,600 shares were subject to outstanding options and 87,654 shares were reserved for future grants.
      Our 2004 Stock Plan (the “2004 Plan”) was approved by the Board of Directors on July 21, 2004 and approved by the shareholders on September 13, 2004 for the benefit of our officers, directors, employees, consultants and advisors. A total of 1,000,000 shares of our Common Stock are reserved for issuance under the 2004 Plan pursuant to various equity based awards. The purposes of the 2004 Plan are (i) to promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain key personnel and (ii) to provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the shareholders. A summary of the provisions of the 2004 Plan is provided on page 27.
      At July 1, 2005, the Company had issued no shares under the 2004 Plan, 551,000 shares were subject to outstanding options and 449,000 shares were reserved for future grants.
      The following table provides certain aggregated information with respect to our 1992 Plan and 2004 Plan as of March 31, 2005.
Equity Compensation Plan Information

	(a)	(b)	(c)
Number of Securities
Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders	2,787,800	$7.24	771,854
Equity compensation plans not approved by security holders	—	—	—
Total	2,787,800	$7.24	771,854

      The following table sets forth certain information regarding (i) stock options granted to Mr. Paulson and the Company’s other executive officers named in the Summary Compensation Table during our fiscal year 2005 and (ii) the potential value of these options determined for proxy statement purposes.
Option Grants in Last Fiscal Year

	Number of	Percent of Total
	Securities	Options	Exercise		Grant
	Underlying	Granted to	or Base		Date
	Options	Employees in	Price	Expiration	Present
Name	Granted(1)	Fiscal Year	($/Sh)	Date	Value(2)

Eric H. Paulson	—	—	—	—	—
James G. Gilbertson(3)	25,000	3.05%	$17.39	11/24/2010	$255,543
Brian M. T. Burke	25,000	3.05%	$17.39	11/24/2010	$255,543
Cary L. Deacon	25,000	3.05%	$17.39	11/24/2010	$255,543
John Turner	25,000	3.05%	$17.39	11/24/2010	$255,543

(1)	All options were granted at an exercise price equal to or in excess of the fair market value of the Company’s Common Stock on the date of grant and vest equally over five years. The Company has not issued any SAR’s. These options vest in five annual increments of 20% beginning one year after the grant date and expire on the earlier of (i) six years from the grant date, (ii) three months after termination of service due to death, disability or retirement or (iii) the date of termination for any other reason.

(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company’s use of the model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: estimated option term of 5 years, volatility at 67.3%, dividend yield at 0.0%, and an annual interest rate of 3.61%. The Company does not believe that the Black-Scholes model or any other model can accurately determine the value of an employee stock option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company’s stock price.

(3)	Mr. Gilbertson resigned from his position as an executive officer and director of the Company as of July 11, 2005.

      The following table sets forth information with respect to Mr. Paulson and the Company’s other executive officers named in the Summary Compensation Table concerning the exercise of options during fiscal year 2005 and unexercised options held at March 31, 2005.
Aggregated Option Exercises in Last Fiscal Year and FY-End Option/ SAR Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-money
	Acquired		Options at Fiscal		Options at Fiscal
	on	Value	Year End		Year End
Name	Exercise	Realized	Exercisable/Unexercisable		Exercisable/Unexercisable(1)

Eric H. Paulson	—	—	160,000	130,000	$506,100	$634,200
James G. Gilbertson(2)	45,000	$615,025	35,000	125,000	$204,180	$559,890
Brian M.T. Burke	49,600	$539,327	78,800	94,200	$504,001	$350,484
Cary L. Deacon	150,000	$2,142,450	105,000	45,000	$670,300	$37,200
John Turner	18,000	$135,700	22,600	82,200	$105,068	$271,956

(1)	The closing price on March 31, 2005 of the Company’s stock, as reported on the NASDAQ National Market System, was $7.95 per share.

(2)	Mr. Gilbertson resigned from his position as an executive officer and director of the Company as of July 11, 2005.
REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee of the Board of Directors is responsible for setting our executive compensation policy and overseeing its implementation. We: (i) approve the CEO’s goals and objectives and evaluate the CEO’s performance annually; (ii) set the CEO’s annual compensation; (iii) oversee the evaluation process and compensation structure for the other executive officers annually; (iii) periodically review and oversee the Company’s policies with respect to the compensation and benefits of its officers and employees generally; (iv) award equity grants under the Company’s 1992 Stock Option Plan and 2004 Stock Plan and administer those plans; and (v) review the compensation of the non-employee directors annually. For fiscal year 2005 our members were Messrs. Weyl (Chair), Benson and Wiltz. Each member is an “independent director” as such term is defined by the applicable Securities and Exchange Commission and NASDAQ rules. A copy of the current Compensation Committee Charter was attached to the Proxy Statement for the Annual Meeting of Shareholders held on September 13, 2004 and can be found on the Company’s website at www.navarre.com.
Compensation Philosophy
      Our executive compensation policy is generally the same as the Company’s compensation philosophy for all employees. Compensation is designed to:

•	provide competitive total compensation, based upon a review of compensation offered by comparable companies and industries, in order to attract and retain the officers and employees necessary for our long-term success;

•	provide compensation that differentiates among employees based on individual performance and qualifications;

•	provide incentive compensation that motivates employees to achieve or exceed our annual financial goals and operating plan; and

•	provide an incentive to increase shareholder value through appropriate equity awards.

Independent Competitive Compensation Study
      During fiscal year 2005, as in past years, we engaged Towers Perrin, a globally recognized compensation consulting firm, to provide various reports and analysis regarding our total compensation, as compared to comparable companies which included 18 companies of varying sizes, such as En Point Technology, Inc., Handleman Company, Ingram Micro, Inc., and Tech Data Corp.
Base Salary
      We annually review each executive officer’s salary. In determining appropriate base salary levels, we consider contractual arrangements, responsibilities, performance on behalf of the Company, the overall performance of the Company and the Towers Perrin study. In evaluating the overall performance of the Company for the purposes of determining executive officer’s salaries, we consider annual and long-term increases to the Company’s net revenues, operating income, and net income.
Annual Cash Incentive
      We approve annual cash bonuses for the executive officers based upon the Company’s performance against goals previously established by us relating to net revenues, operating income and net income. Mr. Paulson is eligible to receive an annual bonus of up to 100% of his base salary under his current employment agreement. The other executive officers named in the Compensation Table are generally eligible to receive an annual bonus of up to 40% of base salary. No minimum amount of bonus is guaranteed. Because of the exceptional accomplishments of the executive management team, including the Funimation acquisition, integration of other recent acquisitions, successful implementation of the new distribution systems and facilities and the attainment of financial performance which exceeded internal financial targets, the Committee approved increasing the bonus eligibility for the executive officers (other than Mr. Paulson) by 30% for fiscal year 2005. For fiscal year 2005, we approved the following annual bonuses: Mr. Paulson — $432,000; Mr. Gilbertson — $192,500; Mr. Burke — $169,400; Mr. Deacon — $175,000; and Mr. Turner — $154,000.
Stock Options
      We grant equity incentive awards to promote the long-term performance of the Company. Traditionally, we have awarded incentive stock options, although under the 2004 Stock Plan approved by the shareholders last year, we may award restricted stock, performance units and other forms of equity compensation. Stock options are granted at fair market value on the date of grant and only have value for the executive officers if the price of our Common Stock appreciates. Shareholders also benefit from such stock price appreciation, and thus the interests of the executive officers and the shareholders are aligned. In determining the level of stock options to be granted, we consider each executive officer’s responsibilities and performance. For fiscal year 2005, each of Messrs. Gilbertson, Burke, Deacon and Turner were awarded stock options covering 25,000 shares of our Common Stock.
Chief Executive Officer Compensation
      Mr. Paulson’s base salary was established in connection with the execution of his current employment agreement in November 2001, which guarantees him a base salary of $350,000, subject to discretionary annual increases. See “Paulson Employment Agreement” on page 17. In November 2005, we approved an increase in Mr. Paulson’s base salary from $400,000 to $450,000 based on the Company’s performance, including several quarters of record sales and profits, and the contribution of Mr. Paulson’s leadership in the Company’s accomplishments described above under “Annual Cash Incentive.” We established Company and individual performance goals with respect to Mr. Paulson’s annual bonus in the first quarter of fiscal year 2005 as follows: 60% with respect to net profits; 40% with respect to net sales; and 20% with respect to individual goals related to Mr. Paulson’s leadership of the Company. The performance of the Company exceeded the net profits and net sales goals, and based on our evaluation of Mr. Paulson’s performance on his individual goals, we awarded an annual bonus of 96% of base salary. Mr. Paulson also received compensation from the Company in fiscal year 2005 through the forgiveness of $232,267 of principal and accrued interest relating to a loan provided by the Company to Mr. Paulson pursuant to his employment agreement. Because the price of our Common Stock exceeded the targets established in the employment agreement, Mr. Paulson earned $2,550,000 in fiscal year 2005 as incentive-based deferred compensation. This amount will not be payable to Mr. Paulson until his termination of employment and is contingent upon his entering into and complying with the terms of a non-compete agreement at that time. We were advised by Towers Perrin with respect to the reasonableness of the components of Mr. Paulson’s employment agreement at the time it was executed.
      No equity awards were made to Mr. Paulson in fiscal year 2005. Mr. Paulson participates in our medical and other group insurance plans and our 401(k) plan, and we have determined that the dollar value to him and the cost to the Company of all of his perquisites and other personal benefits is de minimus.
      We have reviewed all components of the CEO’s compensation, including base salary, annual bonus, forgiveness of debt, incentive-based deferred compensation, accumulated realized and unrealized stock option gains, benefit plan participation, perquisites, and the projected pay-out obligations under his employment agreement, with and without a change in control. Based on this review, we have determined that the CEO’s total compensation and projected pay-outs are, in the aggregate, reasonable and not excessive.
Policy Regarding Section 162(m)
      Section 162(m) of the Internal Revenue Code prohibits us from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other named executive officers relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. We believe that all compensation expense related to realized stock option gains will qualify for deduction under Section 162(m). A portion of executive compensation, however, will continue to be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.
SUBMITTED BY THE COMPENSATION COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS
Tom F. Weyl, Chair                     Dickinson G. Wiltz                     Keith A. Benson

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Fukunaga Employment Agreement
      Gen Fukunaga entered into an employment agreement providing for his employment as President, Chief Executive Officer and Director of Funimation Productions, Ltd. This agreement was entered into in connection with the Company’s acquisition of its Funimation subsidiary and terminates on May 10, 2010. The agreement currently provides for a base salary of $350,000 per year, subject to annual discretionary increases, and an annual bonus consistent with Navarre’s executive bonus program. The agreement provided for the grant to Mr. Fukunaga of a stock option covering 250,000 shares of our Common Stock upon the closing of the acquisition. This stock option was granted at fair market value on May 11, 2005. Mr. Fukunaga is also be eligible for customary benefits that are provided to similarly-situated executives including health and disability insurance, future stock option grants, reimbursement of his reasonable business expenses, and paid vacation time.
      The agreement also provides Mr. Fukunaga with the ability to earn two performance-based bonuses in the event that certain financial targets are met by Funimation during the fiscal years ending March 31, 2006-2010. Specifically, if the total EBIT (earnings before interest and tax) of Funimation during the fiscal years ending March 31, 2006 through March 31, 2008 is in excess of $90.0 million in respect of such fiscal year, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $90.0 million; however, this bonus payment shall not exceed $5.0 million. Further, if the combined EBIT of Funimation is in excess of $60.0 million during the period consisting of the fiscal years ending March 31, 2009 and 2010, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $60.0 million; however, this bonus payment shall not exceed $4.0 million.
      If the employment of Mr. Fukunaga is terminated without cause or by Mr. Fukunaga for good reason, Mr. Fukunaga is entitled to receive payment of his annual salary, plus an amount equal to the bonus payable as a portion of his annual salary for the lesser of the remaining term of his employment agreement or two years. Payments to be made under these circumstances do not include the performance-based bonuses payable in connection with meeting the EBIT targets discussed above.
      The agreement includes certain non-competition and non-solicitation provisions that apply to Mr. Fukunaga’s activities during the term of the employment agreement and for 18 months thereafter.
Bell Employment Agreement
      Effective July 31, 2002, our wholly-owned subsidiary, Encore Acquisition Corporation, a Minnesota corporation, now known as Encore, acquired substantially all of the assets of Encore Software, Inc. Effective August 24, 2002, Encore entered into an employment agreement with Michael Bell providing for his employment as Chief Executive Officer of Encore. Mr. Bell was the prior Chief Executive Officer of Encore Software, Inc. The agreement has a term of five years, but may be terminated by either Encore or by Mr. Bell at any time for any or for no reason. The agreement currently provides for an initial base salary of $185,000 per year, subject to discretionary annual increases. The agreement further provides that Mr. Bell shall be entitled to an annual performance bonus of up to forty percent (40%) of his annual salary. Mr. Bell was granted a signing bonus of $5,500 upon execution of the agreement and he is entitled to the usual and customary benefits offered by Encore from time to time to its executives, including health insurance. Mr. Bell is also entitled to receive vacation, reimbursement for reasonable business expenses, and a vehicle allowance of $750 per month.
Repurchase of Encore Shares from Michael Bell
      Encore and Mr. Bell also entered into a stock purchase agreement, dated August 24, 2002, whereby Encore agreed to issue to Mr. Bell 20,000 shares of its common stock, representing 20% of the outstanding shares of capital stock of Encore, in consideration for a payment of $500 in cash. In addition, Mr. Bell entered into a stock buy and sell agreement, pursuant to which Mr. Bell had the right to require Encore or us to repurchase his shares in Encore based upon a specified formula and subject to certain conditions.

      On March 14, 2005, we entered into a stock purchase agreement with Mr. Bell, which agreement was amended on March 31, 2005, pursuant to which we purchased his 20% equity interest in Encore on such date and terminated the stock buy and sell agreement described above. As a result of this transaction, we own 100% of Encore. The purchase price was $3.4 million in cash and 300,000 newly-issued shares of our Common Stock for which the Company recorded $5.8 million in compensation expense in fiscal year 2005.
      Under the stock purchase agreement, the shares issued to Mr. Bell may not be sold, assigned, exchanged, transferred or otherwise disposed of until March 14, 2007; provided that up to 100,000 shares may be transferred each year after receipt. We also granted to Mr. Bell customary “piggyback” registration rights and a one-time demand registration right for the shares received under the stock purchase agreement.
Cheney Leave of Absence and Severance Agreements
      On July 15, 2002, we entered into a leave of absence agreement with Mr. Cheney under which Mr. Cheney would have a leave of absence until February 1, 2004 to enable him to complete law school. Under the leave of absence agreement, Mr. Cheney was paid nominal compensation, and continued to receive health and dental insurance, life insurance, disability insurance, payment of law school education expenses and certain club memberships. Upon his return to work on February 1, 2004, Mr. Cheney was entitled to a salary of $240,000 per year. During the leave of absence period, Mr. Cheney was compensated for serving as a director by receiving the same retainer, board attendance fees and stock options received by non-employee directors. See “Director Compensation.”
      Pursuant to a separation agreement and release effective April 30, 2004, we and Mr. Cheney agreed to terms regarding his resignation and severance. Mr. Cheney’s employment with us terminated on April 30, 2004. During the period between his return to Navarre on February 1 and his resignation on April 30, we paid Mr. Cheney approximately $62,400 in salary. In exchange for certain representations, promises and releases, including non-competition and non-solicitation provisions, we agreed to pay Mr. Cheney an amount equal to two years of his base salary, plus bonus, which is paid to him in equal installments over the course of forty-eight (48) months, which equals, in the aggregate, a total of $470,000, and to continue coverage of medical benefits until April 30, 2005 if certain conditions are met. In addition, we agreed to pay Mr. Cheney a lump sum in the amount of $4,519 for unused vacation. We also agreed to pay Mr. Cheney $109,778, to be paid over the course of forty-eight (48) months, in consideration for non-rescission of any of the provisions of the separation agreement.
Other Items
      At March 31, 2005, Mr. Paulson was indebted to us in the principal amount of $400,000 for an unsecured loan entered into in November 2001. We accrue interest on the outstanding indebtedness at the rate of 5.25% per year. See “Paulson Employment Agreement” above for a description of the loan and annual forgiveness provisions.
      In 2003, we paid Michael L. Snow, a member of our Board of Directors, a consulting fee of $187,000 for consulting services provided in conjunction with the acquisition of Encore. A special committee of the Board of Directors reviewed the compensation paid to Mr. Snow following the hiring of an independent outside consultant to review Mr. Snow’s involvement in the Encore transaction and assess the appropriate level of compensation. The consulting services Mr. Snow provided included negotiation with Encore’s senior lender, representation as a consultant with our attorneys in a number of bankruptcy court proceedings, negotiation with the creditor committee and participation in discussions with our senior lenders.

STOCK PERFORMANCE GRAPH
      The following Performance Graph compares performance of our Common Stock on the NASDAQ National Market System to the NASDAQ Stock Market (US Companies) Index and the Peer Group Indicies described below. The graph compares the cumulative total return from March 31, 2000 to March 31, 2005 on $100 invested on March 31, 2000, assumes reinvestment of all dividends, and has been adjusted to reflect stock splits.
      The Old Peer Group Index below includes the stock performance of the following companies which were used in the Company’s performance graph in the Company’s proxy statement for fiscal year 2004: Handleman Company, Ingram Micro Inc., Merisel New Inc., and Tech Data Corp., except that Old Peer Group member Platinum Entertainment, Inc. filed for bankruptcy and stopped trading and has been removed. These companies have similar software or music distribution operations. Because of the growing importance to the Company of the publishing/licensing businesses carried on by its Encore, BCI Eclipse and Funimation subsidiaries, we have reformulated our peer group to add 4 Kids Entertainment Inc. and Take Two Interactive Software Inc. which have similar publishing/licensing operations. These companies along with Handleman Company, Ingram Micro Inc., and Tech Data Corp., now constitute the New Peer Group Index shown below.
Navarre Corporation
Comparison of Five Year Cumulative Total Returns

	3/00	3/01	3/02	3/03	3/04	3/05

Navarre Corporation	100.00	34.92	27.93	43.17	150.58	201.88

NASDAQ Stock Market	100.00	47.14	41.36	21.96	38.35	37.76

Self-Determined Peer Group-Old	100.00	87.35	121.70	76.73	128.23	116.31

Self-Determined Peer Group-New	100.00	89.10	125.50	87.40	146.21	137.51

SUMMARY OF 2004 STOCK PLAN
      This summary is qualified in its entirety by the terms of the 2004 Stock Plan (the “2004 Plan”), a copy of which was attached as an Exhibit to the 2004 Proxy Statement. All capitalized terms in this section are as defined in the 2004 Plan.
General
      The 2004 Plan, which has 1,000,000 (increased to 2,500,000 if Proposal No. 4 is approved) authorized shares, provides for the granting of (i) options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code (“Incentive Stock Options”), (ii) options to purchase common stock that do not qualify as incentive stock options (“Non-Qualified Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock and stock units, (v) performance shares and performance units, and (vi) other incentives payable in cash or shares.
Administration and Eligibility
      The 2004 Plan is administered by the Compensation Committee, which (other than with respect to automatic grants of options to non-employee directors) selects the participants to be granted options under the 2004 Plan, determines the amount of grants to participants, and prescribes discretionary terms and conditions of each grant not otherwise fixed under the 2004 Plan. All employees, officers and directors of the Company are eligible for participation under the 2004 Plan and awards may also be made to any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or any Related Company that (i) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities.
Non-Employee Director Grants
      If Proposal No. 4 is approved, each newly elected or appointed director, who is not an employee of the Company will receive at the beginning of the initial term of service a Nonqualified Stock Option to purchase 20,000 Shares at an exercise price equal to Fair Market Value on such date. In addition, each director who is not an employee of the Company and serves as a director on April 1 of each year, receives a Nonqualified Stock Option to purchase 6,000 Shares at an exercise price equal to Fair Market Value on such date. Each such Option granted prior to September 15, 2005, vests in five annual increments of 20% of the original Option grant beginning one year from the date of grant and expires on the earlier of (i) six years from the date of grant, and (ii) one year after the person ceases to serve as a director. Each Option granted on or after September 15, 2005, vests in three annual increments of 33 1/3% of the original Option grant beginning one year from the date of grant, expires on the earlier of (i) ten years from the date of grant, and (ii) one year after the person ceases to serve as a director, and shall provide for the acceleration of vesting if the person ceases to serve as a director as a result of the Company’s mandatory director retirement rule. Any director who is not an employee of the Company and who is ineligible to stand for re-election because of the Company’s mandatory retirement policy, will receive on April 1 of each of the last two years of such director’s last term, in lieu of the annual stock options provided for above, an award of 3,000 shares of restricted stock. The shares of restricted stock covered by each such award is forfeited if the director does not complete the last term of service for any reason other than retirement and become freely transferable by the director at the end of the last term of service.
Stock Options
      Incentive Stock Options must be granted with an exercise price equal to at least the fair market value of the Common Stock on the date of grant. In the Committee’s sole discretion, Non-Qualified Options may be granted with an exercise price less than 100% of the fair market value of the common stock on the date of grant. For Incentive Stock Options, the aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by a participant under the 2004 Plan during any calendar year may not exceed $100,000.
      Stock Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant. Stock options become exercisable during their terms in the manner determined by the Compensation Committee. Stock Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of a participant they may be exercised only by the participant.
Stock Appreciation Rights
      Stock appreciation rights (“SARs”) may be granted at any time, and may be granted in tandem with an Option or alone (“freestanding”). Any SAR that relates to an Incentive Stock Option must be granted at the same time that the Incentive Stock Option is granted. The grant price of a tandem SAR shall be equal to the exercise price of the related option, and the grant price of a freestanding SAR shall be equal to the fair market value of the common stock for the grant date. The term of a freestanding SAR shall be as established for that SAR by the Committee or, if not so established, shall be 10 years from the grant date, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option, except that the tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in shares of common stock of equivalent value, in some combination thereof or in any other manner approved by the Committee, in its sole discretion.
Restricted Stock and Stock Units
      The Committee may grant restricted stock and stock units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. Upon satisfying the relevant conditions, the shares of Restricted Stock covered by each Award shall become freely transferable by the participant, while Stock Units shall be paid in cash, shares of common stock or a combination of cash and shares of common stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the participant in cash. Participants holding shares of restricted stock or stock units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner and form determined by the Committee in its sole discretion.
      The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any restricted stock or stock unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that the Committee may not adjust performance goals for any restricted stock or stock unit intended to be exempt under Section 162(m) of the Code for the year in which the restricted stock or stock unit is settled in such a manner as would increase the amount of compensation otherwise payable to a participant.
Performance Shares and Performance Units
      Each award of performance shares shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee. The number of shares issued under an award of performance shares may be adjusted on the basis of later considerations as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Covered Employee. The Committee, in its discretion, may make a cash payment equal to the fair market value of the common stock otherwise required to be issued to a participant pursuant to an award of performance shares.
      Performance units shall entitle the participant to a payment in shares or cash upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an award of performance units may be adjusted on the basis of such further consideration as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the amount earned under performance unit awards upon satisfaction of any performance goal by any Covered Employee, and the maximum amount earned by any Covered Employee in any calendar year (without regard to any amounts earned by the Covered Employee with respect to Awards that are subject to Performance Criteria may not exceed $1,000,000.
Federal Income Tax Consequences
      The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an Award.

Incentive Stock Options
      There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Incentive Stock Option under the 2004 Plan. The exercise by a participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the participant, except that (i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as “excess parachute payments” within the meaning of the Code.
      If a participant disposes of the shares of common stock acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares of common stock within two years after the Incentive Stock Option was granted, nor within one year after the participant exercised the Incentive Stock Option and the shares of common stock were transferred to the participant (the “Applicable Holding Periods”), then the participant will recognize a long-term capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

Non-Qualified Options
      An optionee will not realize taxable compensation income upon the grant of a Non-Qualified Stock Option. As a general matter, when an optionee exercises a Non-Qualified Stock Option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

Stock Appreciation Rights
      No income is realized by the participant at the time a stock appreciation right is awarded, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash or the fair market value of the common stock received by the participant, and the Company shall be entitled to a deduction of equivalent value.

Restricted Stock and Other Awards
      Subject to Section 162(m) of the Code, discussed below, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the restricted Long-Term Incentive lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of the grant by the Company to the participant of a restricted Long-Term Incentive as permitted under Section 83(b) of the Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any part of any other award distributed to participants shall be taxable as ordinary income to such participants in the year in which such stock, cash or other consideration is received, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding tax deduction.

Section 162(m)
      Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to such deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In addition, the case of performance-based awards, other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established and certified by a committee comprised solely of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of options and stock appreciation rights granted pursuant to a performance-based award, the above requirements must be satisfied and the exercise price of the option or stock appreciation right may not be less than fair market value of the common stock on the date of grant.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership our Common Stock. These insiders are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based upon its review of Forms 3, 4 and 5 filed by the Company’s insiders, the Company believes all such forms with respect to transactions occurring in fiscal year 2005 were filed on a timely basis except for the following inadvertent late filings:

Two Form 4’s for Ed Goetz, one filed June 7, 2004, reporting the acquisition on December 30, 2003 of 200,000 shares through a distribution of his share of stock from the selling entity (as a minority owner of the seller), and one filed December 3, 2004, reporting option grants by the Company covering 25,000 shares on November 3, 2004 and 20,000 shares on November 24, 2004;

One Form 3 for Timothy Gentz filed July 7, 2004, reporting Mr. Gentz’s initial beneficial ownership of no shares as of May 20, 2004.

One Form 4 for Eric Paulson filed September 27, 2004, reporting sales on September 21, 2004 totaling 94,200 shares pursuant to a previously disclosed 10b5-1 sales plan;

Two Form 4’s for Michael Bell, one filed December 3, 2004, reporting an option grant from the Company covering 20,000 shares on November 24, 2004, and one filed March 25, 2005, reporting the acquisition of 300,000 shares on March 14, 2005 pursuant to a stock purchase agreement that was previously disclosed in an 8-K filing relating to the acquisition of the Company’s Encore subsidiary;

One Form 4 for Brian Burke filed December 3, 2004, reporting option grants from the Company covering 26,000 shares which occurred on November 24, 2004; and

One Form 4 each for Cary Deacon, Jim Gilbertson and John Turner filed December 3, 2004, reporting an option grant to each from the Company covering 25,000 shares which occurred on November 24, 2004.

SHAREHOLDER PROPOSALS
      Any shareholder desiring to submit a proposal for action at the 2006 Annual Meeting of Shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 7400 49th Avenue North, New Hope, Minnesota 55428 addressed to Secretary, no later than March 31, 2006 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.
      In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the Company’s proxy statement. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2006 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal prior to June 14, 2006, the Company will be allowed to use its voting authority as described above.
OTHER BUSINESS
      All items of business intended by the management to be brought before the meeting are set forth in the Proxy Statement, and the management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the attention of the persons named in the proxy to vote on such matters in accordance with their best judgment.
      The Company’s Annual Report on Form 10-K for fiscal year 2005 is enclosed herewith. Shareholders may also view this Proxy Statement and Form 10-K on Navarre’s website www.navarre.com, the Securities and Exchange Commission’s website www.sec.gov, or may receive a copy by writing to: Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Haug Scharnowski, or by calling the Company at (763) 535-8333.

By Order of the Board of Directors

Ryan F. Urness
Secretary and General Counsel
Dated: July 29, 2005

EXHIBIT A
      RESOLVED, that the Articles of Incorporation of Navarre Corporation, as previously amended, shall be restated and further amended as set forth below, with the specific additions and deletions to Article VII as marked below:
“AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NAVARRE CORPORATION
ARTICLE I.
      The name of the Corporation is Navarre Corporation.
ARTICLE II.
      The purposes of this Corporation are general business purposes.
ARTICLE III.
      This Corporation shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to all those powers expressly conferred upon business corporations by Minnesota Statutes, together with those powers implied therefrom.
ARTICLE IV.
      This Corporation shall have perpetual duration.
ARTICLE V.
      The location and post office address of the registered office of this Corporation in Minnesota is 7400 49th Avenue North, New Hope, MN 55428.
ARTICLE VI.
      The aggregate number of shares that the Corporation has authority to issue shall be 110,000,000 shares, no par value per share, which shall consist of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Board of Directors of the Corporation is authorized to establish from the preferred shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each class or series, and to fix the relative powers, qualifications, restrictions, rights and preferences of each such class or series, including, without limitation, the right to create voting, dividend and liquidation rights and preferences greater than those of common stock. There shall be no cumulative voting by the shareholders of the Corporation. The shareholders of the Corporation shall not have pre-emptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class or series of the Corporation.
ARTICLE VII.
      Section 1.     Number and Term. The business and affairs of this Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than ~~three (3)~~ seven (7) or more than ~~nine (9)~~ eleven (11) directors, as may be designated by the Board of Directors from time to time. The directors shall be divided into three (3) classes, as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year at the

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annual meeting of shareholders. Except as otherwise provided in this Article VII, each director shall be elected by the shareholders to hold office for a term of three consecutive years. Each director shall serve until a successor shall have been duly elected and qualified, or until the earlier death, resignation, removal, or disqualification of the director.
      ~~Section 2.     Transitional Board. Upon the adoption of this new Article VII to the Articles of Incorporation, one class of directors shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Corporation’s 1997 fiscal year, another class shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Corporation’s 1998 fiscal year and another class shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Coporation’s 1999 fiscal year. After the expiration of each term, the provisions of Section 1 of this Article VII shall control.~~
      Section ~~3~~2.     Vacancies. Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled only by a majority of the directors then in office. Any directors so appointed ~~chosen~~ shall hold office until the first annual meeting of shareholders held after such appointment ~~next election of the class for which such directors shall have been chosen~~ and until their successors shall be elected and qualified subject, however, to such director’s prior retirement, resignation, death or removal from office. Any newly created directorships resulting from an increase in the authorized number of directors shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.
      Section 3~~4~~.     Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. The directors present at a duly organized meeting may continue to transact business until adjournment notwithstanding that the withdrawal of enough directors originally present leaves less than the number otherwise required for a quorum.
      Section 4~~5~~.     Nomination. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Bylaws.
      Section 5~~6~~.     Written Action by Directors. Any action required or permitted to be taken at a meeting of the Board of Directors, or a committee thereof, may be taken by written action, or counterparts of a written action, signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action, or counterparts of a written action, signed by the number of directors that would be required to take the same action at a meeting of the Board or a committee thereof at which all directors were present.
ARTICLE VIII.
      The personal liability of the directors of this Corporation is hereby eliminated to the fullest extent permitted by Minnesota Statutes, Section 302A.251, as the same may be amended and supplemented.”

RESOLVED FURTHER, that the President and/or Secretary of the Corporation are hereby authorized and directed to make, execute and file for record with the Secretary of State of the State of Minnesota proper Articles of Amendment, of the Amended and Restated Articles of Incorporation, as set forth above, and to pay all fees in connection therewith, all as required by law.

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EXHIBIT B
NAVARRE CORPORATION
2004 STOCK PLAN
Section 2.     Definitions (extract)
      “FAIR MARKET VALUE” means the opening ~~closing~~ price for the Common Stock on the NASDAQ National Market System during a regular session trading for a single trading day as reported for such day on www.nasdaq.com ~~in The Wall Street Journal~~ or such other source the Committee deems reliable. The applicable trading day for determining Fair Market Value (a) in connection with the grant of Awards shall be the ~~trading day immediately preceeding the~~ Grant Date and (b) otherwise shall be as determined by the Committee in its sole discretion. If no reported price for the Common Stock exists on the NASDAQ National Market System for the applicable trading day, then such price shall be determined by the Committee as follows:

(a)	If the Common Stock is listed for trading on one of more national securities exchanges, or is traded on the NASDAQ Stock Market (including the NASDAQ Small Cap Market), then the price shall be the last reported sales price on such national securities exchange or the NASDAQ Stock Market, or if such Common Stock shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange on the first day prior thereto on which such Common Stock was so traded; or

(b)	If the Common Stock is not listed for trading on a national securities exchange or the NASDAQ Stock Market, but is traded in the over-the-counter market, including the NASDAQ OTC Bulletin Board, then the price shall be the closing bid price for such Common Stock, or if there is no closing bid price for such Common Stock on such date, the closing bid price on the first day prior thereto on which such price existed; or

(c)	If neither (a) nor (b) is applicable, by any means fair and reasonable by the Committee, which determination shall be final and binding on all parties.
Section 17.     Granting of Awards ~~Options~~ to Directors Who Are Not Employees
      17.1     Initial Awards. Each newly elected or appointed director, who is not an employee of the Company, shall receive at the beginning of the initial term of service an Option to purchase 20,000 Shares at an exercise price equal to Fair Market Value on such date. Such Options shall be Nonqualified Stock Options.
      17.2     Annual Awards. Each director who is not an employee of the Company and serves as a director on April 1 of each year, beginning on April 1, 2005 shall receive an Option to purchase 6,000 Shares at an exercise price equal to Fair Market Value on such date. Such Options shall be Nonqualified Stock Options.
      17.3     Stock Option Terms. Each Option granted prior to September 15, 2005, shall vest in increments of 20% of the original Option grant beginning one year from the date of grant and shall expire on the earlier of (i) six years from the date of grant, and (ii) one year after the person ceases to serve as a director. Each Option granted on or after September 15, 2005, shall vest in increments of 33 1/3% of the original Option grant beginning one year from the date of grant, shall expire on the earlier of (i) ten years from the date of grant, and (ii) one year after the person ceases to serve as a director. The vesting of Director options will accelerate if the grantee ceases to serve as a director as a result of the Company’s mandatory director retirement rule. Subject to the foregoing, all provisions of this Plan not inconsistent with the forgoing shall apply to the Options granted to the directors who are not employees.
      17.4     Awards Preceding Mandatory Retirement. Any director who is not an employee of the Company and who is ineligible to stand for re-election because of the Company’s mandatory retirement policy, shall receive on April 1 of each of the last two years of such director’s last term, in lieu of the annual stock options provided for in Section 17.2 above, an Award of 3,000 Shares of Restricted Stock. The Shares of Restricted Stock covered by each such Award shall be forfeited if the director does not complete the last term of service for any reason other than retirement and shall become freely transferable by the director at the end of the last term of service.

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NAVARRE CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Stockholders
September 15, 2005

Navarre Corporation 7400 49th Avenue North New Hope, Minnesota 55428	proxy

The undersigned, revoking all prior proxies, hereby appoints Eric H. Paulson and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Navarre Corporation (the “Company”) of record in the name of the undersigned at the close of business on July 20, 2005, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, September 15, 2005, or at any adjournment thereof, upon the matters stated on reverse:

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ××× EASY ××× IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 day a week, until 12:00 p.m. (CT) on September 14, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/navr/ — QUICK ××× EASY ××× IMMEDIATE

•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on September 14, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NAVARRE CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò    Please detach here    ò

1.	Electing the following directors for the terms described in the accompanying Proxy Statement:

01 Eric H. Paulson	03 [___________]
02 James G. Sippl

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approving the Amended and Restated Articles of Incorporation of the Company.

3.	Ratifying the appointment of Grant Thornton LLP.

4.	Approving certain amendments to the 2004 Stock Plan.

☐	Vote FOR all nominees except as indicated below	☐	Vote WITHHELD from all nominees

☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, and 4. The Board of Directors recommends a vote FOR all proposals.

Address Change? Mark Box  ☐  Indicate changes below:

Dated:

Signature(s)
Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.